Exhibit 99.1

The New York Times Company Reports 2019 Fourth-Quarter and Full-Year Results and Announces Dividend Increase

NEW YORK--(BUSINESS WIRE)--February 6, 2020--The New York Times Company (NYSE: NYT) announced today fourth-quarter 2019 diluted earnings per share from continuing operations of $.41 compared with $.33 in the same period of 2018. Adjusted diluted earnings per share from continuing operations (defined below) was $.43 in the fourth quarter of 2019 compared with $.32 in the fourth quarter of 2018.

Operating profit increased to $78.0 million in the fourth quarter of 2019 from $74.7 million in the same period of 2018 and adjusted operating profit (defined below) increased to $96.3 million from $94.0 million in the prior year, as higher digital-only subscription and other revenues were partially offset by lower advertising revenues.

Mark Thompson, president and chief executive officer, The New York Times Company, said, “2019 was a record setting year for The New York Times’s digital subscription business, the best since the Company launched digital subscriptions almost nine years ago. That success is a testament to the extraordinary work of Times journalists around the world and also to the radically different way that we’re running digital operations at the company, with cross-disciplinary teams who enjoy significant autonomy and access to the machine learning, engineering and testing capabilities they need to move our business forward.

“As a result, we’re seeing an acceleration in our digital growth. As we said a few weeks ago, in 2019, we added more than one million net new total digital-only subscriptions and as of year end, have 5,251,000 total subscriptions across our print and digital products. In Q4, we added a total of 342,000 net new digital-only subscriptions, of which 232,000 were to our core news product, the balance to Cooking and Crosswords, with Cooking in particular having a spectacular end to a strong year with 68,000 new subscriptions in the quarter. The 232,000 net new subscriptions to our core digital-only news product were 35 percent more than in Q4 2018, and 134 percent more than in Q4 2017.

“This week we begin to roll-out a price rise to a subset of our tenured digital-only news subscription base, which is the first price rise since the launch of the pay model in 2011. Since then, we’ve not only seen nine years of rising prices, but also unprecedented investment by The Times in its journalism and digital offerings and we believe that our loyal subscribers know that their financial contribution plays an essential role in maintaining the quality, breadth and depth of the report they value so much.”

Comparisons
Unless otherwise noted, all comparisons are for the fourth quarter of 2019 to the fourth quarter of 2018.

This release presents certain non-GAAP financial measures, including diluted earnings per share from continuing operations excluding severance, non-operating retirement costs and special items (or adjusted diluted earnings per share from continuing operations); operating profit before depreciation, amortization, severance, multiemployer pension plan withdrawal costs and special items (or adjusted operating profit); and operating costs before depreciation, amortization, severance and multiemployer pension plan withdrawal costs (or adjusted operating costs). Refer to Reconciliation of Non-GAAP Information in the exhibits for a discussion of management’s reasons for the presentation of these non-GAAP financial measures and reconciliations to the most comparable GAAP financial measures.

There were no special items in the fourth quarter of 2019.

Fourth-quarter 2018 results included the following special items:

  A $11.3 million gain ($7.1 million after tax or $.04 per share after tax and net of noncontrolling interest) reflecting our proportionate share of a distribution from the sale of assets by Madison Paper Industries ("Madison"), in which the Company has an investment through a subsidiary.
  A $1.4 million charge ($1.0 million after tax or $.01 per share) in connection with the redesign and consolidation of space in our headquarters building.

Results from Continuing Operations

Revenues
Total revenues for the fourth quarter of 2019 increased 1.1 percent to $508.4 million from $502.7 million in the fourth quarter of 2018. Subscription revenues increased 4.5 percent, advertising revenues decreased 10.7 percent and other revenues increased 30.2 percent. Total digital revenues were $800.8 million in 2019.

Subscription revenues in the fourth quarter of 2019 rose primarily due to growth in the number of subscriptions to the Company’s digital-only products, which include our news product, as well as our Crossword and Cooking products. Revenue from these products increased 16.0 percent, to $122.1 million, from the fourth quarter of 2018.

The Company ended the fourth quarter of 2019 with approximately 5,251,000 subscriptions across its print and digital products. Paid digital-only subscriptions totaled approximately 4,395,000, a net increase of 342,000 subscriptions compared with the end of the third quarter of 2019 and a net increase of 1,035,000 subscriptions, or 30.8 percent, compared with the end of the fourth quarter of 2018. Of the 342,000 additions, 232,000 came from the Company’s digital news product, while the remainder came from the Company’s Cooking and Crossword products.

Fourth-quarter digital advertising revenue decreased 10.8 percent, while print advertising revenue decreased 10.5 percent. Digital advertising revenue was $92.2 million, or 53.8 percent of total Company advertising revenues, compared with $103.4 million, or 53.9 percent, in the fourth quarter of 2018. Digital advertising revenue decreased primarily as a result of strong comparisons in the prior year in direct-sold advertising (in our core digital platforms and creative services), partially offset by growth in podcasts.

Other revenues rose $14.3 million, or 30.2 percent, in the fourth quarter primarily as a result of revenue earned from our television series, “The Weekly,” as well as from licensing revenue related to Facebook News.

Operating Costs
Operating costs increased in the fourth quarter of 2019 to $430.4 million compared with $426.7 million in the fourth quarter of 2018, while adjusted operating costs increased to $412.0 million from $408.7 million in the fourth quarter of 2018. In each case, this was largely due to higher content costs, including costs related to our television series, “The Weekly,” and growth in the number of newsroom employees, as well as growth in the number of digital product development employees, and was partially offset by lower costs in print production and distribution, advertising and marketing.

Marketing expenses decreased to $45.4 million in the fourth quarter of 2019 from $48.6 million in 2018.

Other Data

Interest Expense and Other, net
Interest expense and other, net decreased in the fourth quarter of 2019 to $0.2 million compared with $3.1 million in the fourth quarter of 2018 primarily as a result of the repurchase of the condo interest in our headquarters building in December 2019.

Income Taxes
The Company had income tax expense of $7.7 million in the fourth quarter of 2019 compared with $23.3 million in the fourth quarter of 2018. The effective income tax rate was 10.1 percent in the fourth quarter of 2019 and 29.0 percent in the fourth quarter of 2018. The effective income tax rate for the fourth quarter of 2019 was lower than the statutory tax rate largely due to the reduced tax rate on foreign-derived income that was enacted as part of the Tax Cuts and Jobs Act of 2017 and federal tax credits for increasing research activities.

Liquidity
As of December 29, 2019, the Company had cash and marketable securities of $683.9 million (excluding restricted cash of $17.1 million, substantially all of which is set aside to collateralize certain workers’ compensation obligations). On December 3, 2019, we repurchased the condo interest in our headquarters building for $245.3 million and funded the repurchase from our existing cash and marketable securities. We have no remaining debt as of December 29, 2019.

Previously included within marketable securities were securities used to collateralize letters of credit issued by the Company in connection with the leasing of floors in our headquarters building. These letters of credit expired in connection with the repurchase of the condo interest.

The Company has a $250.0 million revolving line of credit through 2024. As of December 29, 2019, there were no outstanding borrowings under the credit facility.

Dividends
The Company’s Board of Directors declared a $.06 dividend per share on the Company’s Class A and Class B common stock, an increase of $.01 from the previous quarter. The dividend is payable on April 23, 2020, to shareholders of record as of the close of business on April 8, 2020.

Capital Expenditures
Capital expenditures totaled approximately $16 million in the fourth quarter of 2019 compared with $8 million in the fourth quarter of 2018. The expenditures in the fourth quarter of 2019 were primarily related to the build out of additional office space in Long Island City, N.Y., as well as improvements at our College Point, N.Y., printing and distribution facility and investments in technology. The increase in capital expenditures was primarily driven by higher expenditures related to the build out of additional office space in Long Island City, N.Y.

Outlook
Total subscription revenues in the first quarter of 2020 are expected to increase in the mid-single digits compared with the first quarter of 2019, with digital-only subscription revenue expected to increase in the high-teens.

Total advertising revenues in the first quarter of 2020 are expected to decline approximately 10 percent compared with the first quarter of 2019, with digital advertising revenue expected to decrease in the mid-single digits.

Other revenues in the first quarter of 2020 are expected to increase approximately 15 percent compared with the first quarter of 2019.

Operating costs and adjusted operating costs in the first quarter of 2020 are expected to increase approximately 5 percent to 7 percent compared with the first quarter of 2019 as a result of continued investment in the drivers of digital subscription growth.

The Company expects the following on a pre-tax basis in 2020:

  Depreciation and amortization: approximately $60 million,
  Interest income and other, net: $10 million to $15 million, and
  Capital expenditures: approximately $50 million to $60 million.

Conference Call Information
The Company’s fourth-quarter 2019 earnings conference call will be held on Thursday, February 6, at 8:00 a.m. E.T.

Participants can pre-register for the telephone conference at dpregister.com/10138121, which will generate dial-in instructions allowing participants to bypass an operator at the time of the call. Alternatively, to access the call without pre-registration, dial 844-413-3940 (in the U.S.) or 412-858-5208 (international callers). Online listeners can link to the live webcast at investors.nytco.com.

An archive of the webcast will be available beginning about two hours after the call at investors.nytco.com. The archive will be available for approximately three months. An audio replay will be available at 877-344-7529 (in the U.S.) and 412-317-0088 (international callers) beginning approximately two hours after the call until 11:59 p.m. E.T. on Thursday, February 20. The replay access code is 10138121.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, and actual results could differ materially from those predicted by such forward-looking statements. These risks and uncertainties include changes in the business and competitive environment in which the Company operates, the impact of national and local conditions and developments in technology, each of which could influence the levels (rate and volume) of the Company’s subscriptions and advertising, the growth of its businesses and the implementation of its strategic initiatives. They also include other risks detailed from time to time in the Company’s publicly filed documents, including the Company’s Annual Report on Form 10-K for the year ended December 30, 2018. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

The New York Times Company is a global media organization dedicated to enhancing society by creating, collecting and distributing high-quality news and information. The Company includes The New York Times, NYTimes.com and related properties. It is known globally for excellence in its journalism, and innovation in its print and digital storytelling and its business model. Follow news about the company at @NYTimesPR.

Exhibits:	Condensed Consolidated Statements of Operations
Footnotes
Reconciliation of Non-GAAP Information

This press release can be downloaded from www.nytco.com

THE NEW YORK TIMES COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share data)
	Fourth Quarter			Twelve Months
	2019	2018	% Change	2019	2018	% Change
Revenues
Subscription(a)	$275,283	$263,553	4.5%	$1,083,851	$1,042,571	4.0%
Advertising(b)	171,298	191,728	(10.7)%	530,678	558,253	(4.9)%
Other(c)	61,782	47,463	30.2%	197,655	147,774	33.8%
Total revenues	508,363	502,744	1.1%	1,812,184	1,748,598	3.6%
Operating costs
Production costs
Wages and benefits	110,826	99,990	10.8%	424,070	380,678	11.4%
Raw materials	18,377	22,052	(16.7)%	75,904	76,542	(0.8)%
Other production costs	57,279	58,502	(2.1)%	206,381	196,956	4.8%
Total production costs	186,482	180,544	3.3%	706,355	654,176	8.0%
Selling, general and administrative costs	228,803	231,127	(1.0)%	867,623	845,591	2.6%
Depreciation and amortization	15,113	15,042	0.5%	60,661	59,011	2.8%
Total operating costs	430,398	426,713	0.9%	1,634,639	1,558,778	4.9%
Headquarters redesign and consolidation(d)	—	1,364	*	—	4,504	*
Restructuring charge (e)	—	—	—	4,008	—	*
Gain from pension liability adjustment(f)	—	—	—	(2,045)	(4,851)	(57.8)%
Operating profit	77,965	74,667	4.4%	175,582	190,167	(7.7)%
Other components of net periodic benefit costs	1,800	2,048	(12.1)%	7,302	8,274	(11.7)%
Gain from joint ventures(g)	—	10,773	*	—	10,764	*
Interest expense and other, net	248	3,127	(92.1)%	3,820	16,566	(76.9)%
Income from continuing operations before income taxes	75,917	80,265	(5.4)%	164,460	176,091	(6.6)%
Income tax expense	7,705	23,289	(66.9)%	24,494	48,631	(49.6)%
Net income	68,212	56,976	19.7%	139,966	127,460	9.8%
Net income attributable to the noncontrolling interest	—	(1,777)	*	—	(1,776)	*
Net income attributable to The New York Times Company common stockholders	$68,212	$55,199	23.6%	$139,966	$125,684	11.4%
Average number of common shares outstanding:
Basic	166,239	165,154	0.7%	166,042	164,845	0.7%
Diluted	167,728	167,249	0.3%	167,545	166,939	0.4%
Basic earnings per share attributable to The New York Times Company common stockholders	$0.41	$0.33	24.2%	$0.84	$0.76	10.5%
Diluted earnings per share attributable to The New York Times Company common stockholders	$0.41	$0.33	24.2%	$0.83	$0.75	10.7%
Dividends declared per share	$0.05	$0.04	25.0%	$0.20	$0.16	25.0%
* Represents a change equal to or in excess of 100% or not meaningful.
See footnotes pages for additional information.

THE NEW YORK TIMES COMPANY
FOOTNOTES
(Amounts in thousands)

(a)	The following table summarizes digital-only subscription revenues for the fourth quarters and twelve months of 2019 and 2018:

		Fourth Quarter			Twelve Months
		2019	2018	% Change	2019	2018	% Change
	Digital-only subscription revenues:
	News product subscription revenues(1)	$112,340	$98,791	13.7%	$426,125	$378,484	12.6%
	Other product subscription revenues(2)	9,754	6,467	50.8%	34,327	22,136	55.1%
	Total digital-only subscription revenues	$122,094	$105,258	16.0%	$460,452	$400,620	14.9%

(1) Includes revenues from subscriptions to the Company’s news product. News product subscription packages that include access to the Company’s Crossword and Cooking products are also included in this category.

	(2) Includes revenues from standalone subscriptions to the Company’s Crossword and Cooking products.
The following table summarizes digital-only subscriptions as of the end of 2019 and 2018:

	December 29, 2019	December 30, 2018	% Change
Digital-only subscriptions:
News product subscriptions(1)	3,429	2,713	26.4%
Other product subscriptions(2)	966	647	49.3%
Total digital-only subscriptions	4,395	3,360	30.8%
(1) Includes subscriptions to the Company’s news product. News product subscription packages that include access to the Company’s Crossword and Cooking products are also included in this category.
(2) Includes standalone subscriptions to the Company’s Crossword and Cooking products.

(b)	The following table summarizes advertising revenues by category for the fourth quarters and twelve months of 2019 and 2018:

		Fourth Quarter 2019			Fourth Quarter 2018			% Change
	Advertising revenues:	Print	Digital	Total	Print	Digital	Total	Print	Digital	Total
	Display	$70,820	$67,955	$138,775	$80,306	$78,168	$158,474	(11.8)%	(13.1)%	(12.4)%
	Other	8,246	24,277	32,523	8,038	25,216	33,254	2.6%	(3.7)%	(2.2)%
	Total advertising	$79,066	$92,232	$171,298	$88,344	$103,384	$191,728	(10.5)%	(10.8)%	(10.7)%

		Twelve Months 2019			Twelve Months 2018			% Change
	Advertising revenues:	Print	Digital	Total	Print	Digital	Total	Print	Digital	Total
	Display	$240,723	$189,102	$429,825	$269,160	$202,038	$471,198	(10.6)%	(6.4)%	(8.8)%
	Other	29,501	71,352	100,853	30,220	56,835	87,055	(2.4)%	25.5%	15.8%
	Total advertising	$270,224	$260,454	$530,678	$299,380	$258,873	$558,253	(9.7)%	0.6%	(4.9)%

(c)

Other revenues primarily consist of revenues from licensing, commercial printing, the leasing of floors in the company headquarters, affiliate referrals, television and film (primarily from our television series, “The Weekly”), NYT Live (our live events business) and retail commerce. Digital other revenues, which consist primarily of affiliate referral revenue, television and film revenue and digital licensing revenue, totaled $27.9 million and $79.8 million for the fourth quarter and full year 2019, respectively.

(d)

In the fourth quarter and twelve months of 2018, the Company recognized $1.4 million and $4.5 million, respectively, of pre-tax expenses related to the redesign and consolidation of space in our headquarters building.

(e)

In the third quarter of 2019, the Company recognized $4.0 million of pre-tax expense related to restructuring charges, including impairment and severance charges related to the closure of our digital marketing agency, HelloSociety, LLC.

(f)

In the third quarter of 2019, the Company recorded a gain of $2.0 million from a multiemployer pension plan liability adjustment. In the third quarter of 2018, the Company recorded a $4.9 million gain from a multiemployer pension plan liability adjustment.

(g)	In the fourth quarter of 2018, the Company recorded an $11.3 million gain from joint ventures reflecting our proportionate share of a distribution from Madison.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION

In this release, the Company has referred to non-GAAP financial information with respect to diluted earnings per share from continuing operations excluding severance, non-operating retirement costs and special items (or adjusted diluted earnings per share from continuing operations); operating profit before depreciation, amortization, severance, multiemployer pension plan withdrawal costs and special items (or adjusted operating profit); and operating costs before depreciation, amortization, severance and multiemployer pension withdrawal costs (or adjusted operating costs). The Company has included these non-GAAP financial measures because management reviews them on a regular basis and uses them to evaluate and manage the performance of the Company’s operations. Management believes that, for the reasons outlined below, these non-GAAP financial measures provide useful information to investors as a supplement to reported diluted earnings/(loss) per share from continuing operations, operating profit/(loss) and operating costs. However, these measures should be evaluated only in conjunction with the comparable GAAP financial measures and should not be viewed as alternative or superior measures of GAAP results.

Adjusted diluted earnings per share provides useful information in evaluating the Company’s period-to-period performance because it eliminates items that the Company does not consider to be indicative of earnings from ongoing operating activities. Adjusted operating profit is useful in evaluating the ongoing performance of the Company’s business as it excludes the significant non-cash impact of depreciation and amortization as well as items not indicative of ongoing operating activities. Total operating costs include depreciation, amortization, severance and multiemployer pension plan withdrawal costs. Total operating costs excluding these items provide investors with helpful supplemental information on the Company’s underlying operating costs that is used by management in its financial and operational decision-making.

Management considers special items, which may include impairment charges, pension settlement charges and other items that arise from time to time, to be outside the ordinary course of our operations. Management believes that excluding these items provides a better understanding of the underlying trends in the Company’s operating performance and allows more accurate comparisons of the Company’s operating results to historical performance. In addition, management excludes severance costs, which may fluctuate significantly from quarter to quarter, because it believes these costs do not necessarily reflect expected future operating costs and do not contribute to a meaningful comparison of the Company’s operating results to historical performance.

Non-operating retirement costs include (i) interest cost, expected return on plan assets, amortization of actuarial gains and loss components and amortization of prior service credits of single employer pension expense, (ii) interest cost, amortization of actuarial gains and loss components and amortization of prior service credits of retirement medical expense and (iii) all multiemployer pension plan withdrawal costs. These non-operating retirement costs are primarily tied to financial market performance including changes in market interest rates and investment performance. Management considers non-operating retirement costs to be outside the performance of the business and believes that presenting adjusted diluted earnings per share from continuing operations excluding non-operating retirement costs and presenting adjusted operating results excluding multiemployer pension plan withdrawal costs, in addition to the Company’s GAAP diluted earnings per share from continuing operations and GAAP operating results, provide increased transparency and a better understanding of the underlying trends in the Company’s operating business performance.

Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are set out in the tables below.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION
(Dollars in thousands, except per share data)

Reconciliation of diluted earnings per share from continuing operations excluding severance, non-operating retirement costs and special items (or adjusted diluted earnings per share from continuing operations)

	Fourth Quarter			Twelve Months
	2019	2018	% Change	2019	2018	% Change
Diluted earnings per share from continuing operations	$0.41	$0.33	24.2%	$0.83	$0.75	10.7%
Add:
Severance	0.01	0.01	—	0.02	0.04	(50.0)%
Non-operating retirement costs:
Multiemployer pension plan withdrawal costs	0.01	0.01	—	0.04	0.04	—
Other components of net periodic benefit costs	0.01	0.01	—	0.04	0.05	(20.0)%
Special items:
Headquarters redesign and consolidation	—	0.01	*	—	0.03	*
Restructuring charge	—	—	—	0.02	—	*
Gain from pension liability adjustment	—	—	—	(0.01)	(0.03)	(66.7)%
Gain from joint ventures, net of noncontrolling interest	—	(0.06)	*	—	(0.06)	*
Income tax expense of adjustments	(0.01)	—	*	(0.03)	(0.02)	50.0%
Adjusted diluted earnings per share from continuing operations (1)	$0.43	$0.32	34.4%	$0.92	$0.81	13.6%

(1) Amounts may not add due to rounding.
* Represents a change equal to or in excess of 100% or not meaningful.

Reconciliation of operating profit before depreciation & amortization, severance, multiemployer pension plan withdrawal costs and special items (or adjusted operating profit)

	Fourth Quarter			Twelve Months
	2019	2018	% Change	2019	2018	% Change
Operating profit	$77,965	$74,667	4.4%	$175,582	$190,167	(7.7)%
Add:
Depreciation & amortization	15,113	15,042	0.5%	60,661	59,011	2.8%
Severance	1,538	1,810	(15.0)%	3,979	6,736	(40.9)%
Multiemployer pension plan withdrawal costs	1,729	1,163	48.7%	6,183	7,002	(11.7)%
Special items:
Headquarters redesign and consolidation	—	1,364	*	—	4,504	*
Restructuring charge	—	—	—	4,008	—	*
Gain from pension liability adjustment	—	—	—	(2,045)	(4,851)	(57.8)%
Adjusted operating profit	$96,345	$94,046	2.4%	$248,368	$262,569	(5.4)%

* Represents a change equal to or in excess of 100% or not meaningful.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION
(Dollars in thousands, except per share data)

Reconciliation of operating costs before depreciation & amortization, severance and multiemployer pension plan withdrawal costs (or adjusted operating costs)

	Fourth Quarter			Twelve Months
	2019	2018	% Change	2019	2018	% Change
Operating costs	$430,398	$426,713	0.9%	$1,634,639	$1,558,778	4.9%
Less:
Depreciation & amortization	15,113	15,042	0.5%	60,661	59,011	2.8%
Severance	1,538	1,810	(15.0)%	3,979	6,736	(40.9)%
Multiemployer pension plan withdrawal costs	1,729	1,163	48.7%	6,183	7,002	(11.7)%
Adjusted operating costs	$412,018	$408,698	0.8%	$1,563,816	$1,486,029	5.2%

* Represents a change equal to or in excess of 100% or not meaningful.

Contacts

For Media: Danielle Rhoades Ha, 212-556-8719; danielle.rhoades-ha@nytimes.com

For Investors: Harlan Toplitzky, 212-556-7775; harlan.toplitzky@nytimes.com